EXHIBIT 8

May 28, 2013

Certified Mail Return Receipt Requested and Overnight Delivery

Mr. John Parry
Corporate Secretary
Air T, Inc.
3524 Airport Road
Maiden, NC  28650

   Re:           Supplemented Notice of Intent to Nominate Directors and Submit Nominees for Election

Dear Mr. Parry:

This letter supplements that certain notice of intent, dated May 2, 2013 (the “Original Notice”), by AO Partners I, L.P. (“AO Partners”) to nominate eight persons for election as directors of Air T, Inc. (the “Company”) at the 2013 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), and to submit its nominees for election at the Annual Meeting.  The Original Notice is incorporated herein by reference, and is supplemented to nominate two additional persons for election as directors of the Company.  This brings the total nominated by AO Partners for election as directors of the Company to ten persons, all of whom will be submitted for election at the Annual Meeting.

This supplemented notice is being provided to you pursuant to Section 12 of Article II of the Company’s Amended and Restated By-laws, as amended to date (the “Bylaws”).  AO Partners owns of record 1,000 shares of the Company’s common stock, par value $0.25 per share (the “Common Stock”).

By the fact of AO Partners’ submission of this supplemented notice of intent to nominate and submit its nominees for election, it is AO Partners’ understanding the Company will now generally be obligated under the federal securities laws to file a preliminary proxy statement and form of proxy with the United States Securities and Exchange Commission to allow the Commission to review and comment on such proxy materials.

AO Partners hereby notifies the Company pursuant to Section 12 of Article II of the Bylaws that it intends to nominate, in addition to Messrs. Nicholas J. Swenson, Seth G. Barkett, William R. Foudray, Andrew L. Osborne, John M. LaFontsee, Scott A. Ronan, Nicholas P. Zaccagnini, and Ryan P. Buckley, Messrs. Thomas D. Gallagher and Christopher J. Richard (collectively, sometimes referred to as the “AO Partners Nominees”) for election to the Board of Directors of the Company at the Annual Meeting.  Enclosed is the written consent of Messrs. Gallagher and Richard to be named in the proxy statement of the “AO Partners Group” (as defined in the Original Notice) and to serve as directors of the Company if elected.  AO Partners represents that it is a holder of record of Common Stock entitled to vote at the Annual Meeting and intends to appear in person or by proxy at such meeting to nominate Messrs. Swenson, Barkett, Foudray, Osborne, LaFontsee, Ronan, Zaccagnini, Buckley, Gallagher, and Richard.  In connection with the nominees, AO Partners intends to deliver a proxy statement and form of WHITE proxy to stockholders of at least the percentage of the Company’s outstanding Common Stock required to elect the nominees.

If the Company believes that this notice is incomplete or otherwise deficient in any respect, please contact AO Partners immediately so that it may promptly address any alleged deficiencies.

Set forth below is certain information, including that required by Section 12 of Article II of the Bylaws.  The information set forth below, together with the information in the Orignal Notice, responds fully to all of the requirements of Section 12 of Article II of the Bylaws.

Information as to Nominator

The Original Notice contains the information about the nominator, AO Partners.  No other stockholder other than members of the AO Partners Group is known to Mr. Swenson to be supporting Messrs. Swenson, Barkett, Foudray, Osborne, LaFontsee, Ronan, Zaccagnini, Buckley, Gallagher, and Richard as nominees.

Information as to Additional Nominees

A.           Name, Age, Business Address and Residence Address

Name	Age	Business Address	Home Address

Thomas D. Gallagher	58	900 17th Street, NW Suite 500 Washington, DC 20006	205 11th Ave. S Naples, FL 34102

Christopher J. Richard	57	3127 Bonnell Ave. SE East Grand Rapids, MI 49506	3127 Bonnell Ave. SE East Grand Rapids, MI 49506

B.           Principal Occupation or Employment

Thomas Gallagher:
Mr. Gallagher is a Principal of The Scowcroft Group, which provides strategic and financial advisory services to clients.  Prior to joining The Scowcroft Group, Mr. Gallagher was a Senior Managing Director of the International Strategy and Investment Group, Inc. (ISI), a Wall Street research firm.  Before he began at ISI in 1999, he was a Managing Director at Lehman Brothers, where he worked as a political economist for thirteen years.  Prior to his employment on Wall Street, Mr. Gallagher worked in the federal government as a senior staff member at the U.S. International Trade Commission, Legislative Assistant to Senator George Mitchell, Economist for the Senate Budget Committee, and as an Analyst in Public Finance for the Congressional Research Service.  Mr. Gallagher earned a BS in Economics and Political Science from the University of South Dakota (1976) and a Masters of Public Policy from the Kennedy School of Government, Harvard University (1978). He is also a Chartered Financial Analyst.

Christopher Richard:
Mr. Richard worked in the textile industry for the past 35 years and has developed expertise in manufacturing practices such as Lean Manufacturing, TPS, JIT, Demand Flow, 8D, Quality systems, and bottom-line performance KPI’s. He began his career in the automotive division of JP Stevens and was hired by Guilford Mills in 1997 to be the President of its U.S. automotive business unit with full P&L responsibility. Shortly thereafter, Chris was chosen to lead two additional underperforming business units and became President of Guilford’s Worldwide Automotive and Specialty Products business. His consolidation and integration efforts as well as operational best-practices drove exceptional profitability and growth. Mr. Richard left Guilford Mills in 2002 and was hired in 2003 to lead the turnaround of Interface Fabric (losing $12 million annually), the worldwide leader in fabric production for the Office, Healthcare, and Hospitality markets. After significantly improving Interface’s operations, Mr. Richard oversaw the divestiture of its Europe Fabric Group for $40 million (EBITDA of $8 million) in 2006 and the divestiture of its US Group for $70 million (EBITDA of $14 million) in 2007. Mr. Richard left Interface in 2009 and formed a partnership to purchase Cone Jacquard from International Textile Group (ITG). ITG was merged with Abercrombie Textiles, and Chris sold his interest in 2012. Mr. Richard has since consulted for several clients including HIG Capital, Stone River Capital, Storm Lake Capital, Traverse Bay Manufacturing, Berg Steel, A&L Iron, Lake Michigan Credit Union, and M Industries. Mr. Richard earned his Bachelors of Economics from Marietta College in 1978 and is currently serving on the board of M Industries.

The combination of experience and qualifications discussed above led to the conclusion that each of the nominees should serve as a director on the Company’s board.  Specifically, each has gained familiarity with the Company’s financial statements and operating businesses in order to address the challenges and opportunities that confront the Company, which will make each of them a valuable resource on the Company’s board of directors.

C.           Shares Owned Either Beneficially or Of Record

Neither Mr. Gallagher nor Mr. Richard owns shares of the Company.  Except as otherwise described herein and the Original Notice, neither Mr. Swenson, Mr. Barkett, Mr. Foudray, Mr. Osborne, Mr. LaFontsee, Mr. Ronan, Mr. Zaccagnini, Mr. Buckley, Mr. Gallagher, nor Mr. Richard has, including without limitation any such interests held by members of his immediate family sharing the same household: (1) an interest in a derivative instrument related to the Common Stock; (2) any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Common Stock; (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which he has a right to vote any shares of any security of the Company; (4) any short interest in any security of the Company directly or indirectly; (5) any rights to dividends on the shares of the Company beneficially owned by him that are separated or separable from the underlying shares of the Company; or (6) any performance-related fees (other than an asset-based fee) that he is entitled to based on any increase or decrease in the value of shares of Common Stock.  AO Partners is not the general partner of any general or limited partnership that owns shares of Common Stock or derivative instruments, nor does AO Partners directly or indirectly own an interest in any general partner of a general or limited partnership that owns shares of Common Stock or derivative instruments.

D.           Interest of Certain Persons in Matters to be Acted Upon

Except as otherwise set forth herein, neither Mr. Gallagher nor Mr. Richard is nor has he been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as otherwise set forth herein, neither, Mr. Gallagher nor Mr. Richard nor any of their associates, has any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

E.           Other Information

Directorships of Other Publicly Owned Companies

Neither Mr. Gallagher nor Mr. Richard is presently serving as a director of any corporation, partnership or other entity that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act, or any company registered as an investment company under the Investment Company Act of 1940.  Neither Mr. Gallagher nor Mr. Richard has served during the past five years as a director of any corporation, partnership or other entity that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act, or any company registered as an investment company under the Investment Company Act of 1940.  Mr. Swenson currently serves on the board of directors of Pro-Dex, Inc.

Material Proceedings Adverse to the Company

To Mr. Gallagher’s knowledge, there are no material proceedings to which Mr. Gallagher, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. Gallagher nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

To Mr. Richard’s knowledge, there are no material proceedings to which Mr. Richard, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. Richard nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

Transactions In Stock of the Company

Neither Mr. Gallagher nor Mr. Richard owns shares of the Company, nor have they effected any transactions in the Common Stock during the past two years.

Arrangements or Understandings with Other Persons

With respect to AO Partners, AO Partners, LLC is entitled to (1) an allocation of a portion of profits, if any, and (2) a management fee based upon a percentage of total capital.  Mr. Swenson has agreements with AO Partners whereby he is indemnified by AO Partners for any liabilities he may incur in connection with his duties, including AO Partner Group’s intended solicitation of proxies for use at the Annual Meeting.  AO Partners will reimburse the AO Partners Nominees for any expenses that they reasonably incur in connection with the AO Partner Group’s intended solicitation of proxies for use at the Annual Meeting.

None of the AO Partners Nominees is, and will not become, a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, AO Partners as to how he will, if elected as a director of the Company, act or vote on any issue or question.  To the knowledge of each of AO Partners Nominees, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.

As of the date of this letter, neither Mr. Swenson, Mr. Barkett, Mr. Osborne, Mr. Foudray, Mr. LaFontsee, Mr. Ronan, Mr. Zaccagnini, Mr. Buckley, Mr. Gallagher, nor Mr. Richard has retained any person to make solicitations or recommendations to stockholders for the purpose of assisting in their election.

Absence of any Family Relationships

None of the AO Partners Nominees has any family relationship with any director or officer of the Company.

Absence of Involvement in Certain Legal Proceedings

To the knowledge of each of the additional AO Partners Nominees, and based on information in his possession:

●
Since January 1, 2012, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against him, and no receiver, fiscal agent or similar officer has been appointed by a court for his business or property.  In addition, since January 1, 2012, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which he is or was a general partner, or any corporation or business association of which he is or was an executive officer.

●	He has not been convicted in a criminal proceeding nor has he been the named subject of any criminal proceeding which is presently pending (excluding traffic violations or similar misdemeanors).

●
Since January 1, 2012, he has not been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining (or otherwise limiting) him from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (“CFTC”) or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

●
Since January 1, 2012, he has not been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his right to be engaged in any activity described in clause c. above, or his right to be associated with persons engaged in any such activity.

●
Since January 1, 2012, he has not been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (“SEC”) or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

Absence of Certain Transactions

To the best knowledge of Mr. Gallagher, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Gallagher nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Gallagher nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

To the best knowledge of Mr. Richard, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Richard nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Richard nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

Section 16 Compliance

Mr. Swenson is required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company, and all such reports have been timely filed.  None of the other AO Partners Nominees is required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company.

* * *

Very truly yours,

/s/ Nicholas J. Swenson

Nicholas J. Swenson

CONSENT OF PROPOSED NOMINEE

I, Thomas D. Gallagher, hereby consent to be named in the proxy statement of the AO Partners Group to be used in connection with its solicitation of proxies from the stockholders of Air T, Inc. for use in voting at the 2013 Annual Meeting of Stockholders of Air T, Inc. and I hereby consent and agree to serve as a director of Air T, Inc. if elected at such Annual Meeting.

/s/ Thomas D. Gallagher
Thomas D. Gallagher

Dated:  May 28, 2013

CONSENT OF PROPOSED NOMINEE

I, Christopher J. Richard, hereby consent to be named in the proxy statement of the AO Partners Group to be used in connection with its solicitation of proxies from the stockholders of Air T, Inc. for use in voting at the 2013 Annual Meeting of Stockholders of Air T, Inc. and I hereby consent and agree to serve as a director of Air T, Inc. if elected at such Annual Meeting.

/s/ Christopher J. Richard
Christopher J. Richard

Dated:  May 28, 2013